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                                                        Exhibit 11(b)


                                 ACCESS CORPORATION
                      CALCULATION OF NET EARNINGS PER COMMON SHARE
                             AND COMMON SHARE EQUIVALENT

                                                         Nine  Months Ended
                                                              January 31,
                                                         1996        1995

NET EARNINGS APPLICABLE TO COMMON SHARES AND
  COMMON SHARE EQUIVALENT:
         Net Earnings                                    $ 158,926     $ 144,701

        Preferred Dividend                                  79,464          -

       Net Earnings Applicable to Common Shares and
       Common Share Equivalent                           $  79,462     $ 144,701

CALCULATION OF PRIMARY NET EARNINGS PER
  COMMON SHARE AND COMMON SHARE EQUIVALENT:
       Average Number of Common Shares and Common
       Share Equivalent Outstanding                      4,865,559     4,865,559

PRIMARY NET EARNINGS PER COMMON SHARE AND
  COMMON SHARE EQUIVALENT:
     Net Earnings per Common Share and Common Share
     Equivalent after Discontinued Operations            $    0.02     $    0.03
                                                         =========     =========

a)  Common Share Equivalent have not been included as their inclusion would be anti-dilutive or dilution is less than 3%

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